Exhibit 99.1

F45 Announces AFTER Veteran Program and $100 Million Financing Facility

Initiative to provide service members the opportunity to convert their military experience into business ownership by becoming F45 franchisees supported by exclusive access to $100 million in committed financing

AUSTIN, Texas – May 16, 2022 — F45 Training Holdings Inc. (“F45” or the “Company”) (NYSE:FXLV), the fastest growing fitness franchisor in the world according to Entrepreneur, today announced the debut of the F45 Armed Forces to Entrepreneur (“F45 AFTER”) program, which will offer U.S. military personnel exclusive financing to become F45 franchisees and the resources to support their success as entrepreneurs. F45 AFTER will provide eligible candidates with exclusive access to $100 million in debt financing to support the development of new F45 studios. F45 is the first fitness company in the world authorized by the Department of Defense to work with active-duty service professionals.

Building on F45’s existing partnership with the Department of Defense to train active-duty service members, F45 AFTER will offer service members the unique opportunity to leverage their world-class leadership training and experience from the military to become F45 franchise owners through exclusive access to a new financing program. The initiative will be supported by newly committed third party capital. While the program is formally launching today, F45 has already received over 2,500 inquiries from potential F45 AFTER candidates to open new franchises.

Adam J. Gilchrist, President, CEO, and Chairman of F45 said, “As we continue to disrupt the fitness industry, F45 AFTER is an exciting new chapter in the relationship we have established with the U.S. military. Through this innovative program, we will have the opportunity to empower many of the 200,000 service members who leave the U.S. military each year to pursue an exciting entrepreneurial opportunity that may otherwise not be possible. We are grateful for their service and look forward to the opportunity to serve them as new F45 business partners.”

F45 has been a long-time partner and supporter of the U.S. military and its service members. Other existing F45 military programs include F45 SkillBridge Internship Training Program (“SkillBridge”), F45 General Management Training Program, and the Veterans Impact Program (“VIP45”). Through these programs, F45 works with active service members, reserve, guard, veterans, and military spouses to assist with their entry into the fitness industry.

In June 2021, F45 opened a studio on Marine Corps Air Station Miramar, becoming the first third-party fitness franchise to open a studio on a U.S. Military Installation. The studio has since grown to serve more than 2,300 participants. Offerings include complimentary fitness classes for active-duty service members as well as proprietary tailored programming focused on Combat Readiness and Transitional Readiness. F45 is in ongoing discussions with the Department of Defense to expand the network to additional military installations.

“F45 is proud to be the first fitness company in the world authorized by the U.S. Department of Defense to work with active-duty service members,” said Michael Nichols, General Manager – Military of F45. “Through F45 AFTER, we are thrilled to bring on board some of the best trained, most loyal and hardest working people – our military men and women – to become studio owners and operators.”

For more information about the Company, please visit F45’s investor relations page.

About F45

F45 offers consumers functional 45-minute workouts that are effective, fun and community-driven. F45 utilizes proprietary technologies: a fitness programming algorithm and a patented technology-enabled delivery platform that leverages a rich content database of over 8,000 unique functional training movements across modalities to offer new workouts each day and provide a standardized experience across the Company’s global footprint.

For more information please visit www.f45training.com.

Investor Relations

Bruce Williams

ICR, Inc.

F45IR@icrinc.com

Media Relations

Judy Lee

ICR, Inc.

F45PR@icrinc.com

Source: F45 Training Holdings Inc.